Exhibit 10.30

ADDENDUM TO
EXECUTIVE RETENTION AGREEMENT

In connection with that Executive Retention Agreement (“Agreement”) executed between Kinetic Concepts, Inc. (the “Company”) and T.L.V. Kumar (“Executive”) and dated as of  December 2007, the Company and Executive have agreed that in order for the Agreement to comply with the provisions of Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations and guidance promulgated thereunder so as not to subject Executive to the payment of additional taxes and interest under Section 409A, the following changes to the Agreement (in bold) have been made effective as of December 31, 2008:

Good Reason.  "Good Reason" shall mean one or more of the following:  (i) the material reduction of Executive’s duties and/or responsibilities, which is not cured within 30 days after the Executive provides written notice to the Company; provided, however, it shall not be considered Good Reason if, upon or following a Change in Control, the Executive’s duties and responsibilities remain the same as those prior to the Change in Control but the Executive’s title and/or reporting relationship is changed; (ii) the material reduction of Executive’s base salary (which is not cured within 30 days after the Executive provides written notice), other than across-the-board decreases in base salary applicable to all executive officers of the Company; or (iii) the relocation of the Executive to a business location in excess of fifty (50) miles from the Company’s headquarters in San Antonio (which is not cured within 30 days after the Executive provides written notice). To be considered a resignation from employment on account of Good Reason, the Executive must provide written notice to the Company (stating that Executive believes one or more of the Good Reason conditions described above exists) within 30 days of the initial existence of such condition, and must resign within 30 days of the Company’s failure to cure such condition.

6.	Conditions to Severance Benefits.

        (a)  No severance benefits shall be made under Sections 4(a) and (b) unless and until the Executive shall, in consideration of such benefits, execute a full waiver and release of all claims in a form provided by the Company which waiver and release shall be delivered to the Company within 45 days following termination of employment.

In Witness Whereof, each of the Parties has executed this Addendum, in the case of the Company by its duly authorized officer:

COMPANY	Kinetic Concepts, Inc. By: /s/ Catherine M. Burzik Title: President and Chief Executive Officer
EXECUTIVE	TLV Kumar /s/ TLV Kumar